Exhibit 99.1

Temecula Valley Bancorp Announces SBA Division Organizational Changes

TEMECULA, Calif.--(BUSINESS WIRE)--January 7, 2009--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) the holding company of Temecula Valley Bank (“Bank”) today announced organizational changes to the Bank’s SBA Division as part of the new strategic initiatives announced yesterday.

David H. Bartram, Senior Executive Vice President and President of the SBA Division announced his voluntary departure from the Bank. Mr. Bartram has agreed to stay with the Bank until the earlier to occur of May 31, 2009 or the date by which he becomes employed elsewhere. Joining the Bank in early 2008, Mr. Bartram created an experienced and successful SBA Division. “I am very pleased with the results we achieved in 2008, however, with the Bank’s new strategic direction to focus on local community banking, it is no longer the right fit for me and I have decided to pursue my career where I can fully utilize my expertise in the SBA arena,” stated Mr. Bartram.

“With the contraction of the secondary market for SBA loans, we are deemphasizing SBA lending and have placed a temporary moratorium on new application acceptance. Part of our new strategic initiatives is to pull back and reduce the Bank’s footprint to California, focusing on our roots as a community bank. We will miss Dave and his strong management and leadership abilities, but understand his decision to move on,” said Frank Basirico, Chief Executive Officer. Stephanie Bitters, Senior Vice President and Chief Operating Officer of the SBA Division, is positioned to take the helm. “With over 15 years of government guaranteed lending experience and eight years with the Bank, Stephanie has been instrumental in the department’s growth and very capable of overseeing operations going forward,” continued Mr. Basirico.

About Temecula Valley Bank

Temecula Valley Bank was established in 1996 and operates eleven full service banking offices in California, in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. Regional loan production offices are located throughout the state of California. As an SBA Preferred Lender, the Bank also has a network of SBA offices. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, CEO, 951-694-9940